                                                                    EXHIBIT 3.2


               CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES
                                AND PRIVILEGES OF
                            SERIES A PREFERRED STOCK
                       OF BOREALIS TECHNOLOGY CORPORATION


         The undersigned, Patrick Grady and Elizabeth Gasper do hereby certify:

         1. That they are the duly elected and acting President and Secretary, respectively, of Borealis Technology Corporation, a Delaware corporation (the "CORPORATION").

         2. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors has adopted the following resolution creating a series of 10,000 shares of Preferred Stock designated as Series A Preferred Stock:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "SERIES A PREFERRED STOCK." The Series A Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 10,000.

         Section 2. Dividends and Distributions.

            (a) The holders of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the aggregate per share amount of all cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

            (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

            (c) Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. Except as otherwise provided herein or required by law, the holders of shares of Series A Preferred Stock shall have no right to vote on any matter. So long as at least 4,000 shares of Series A Preferred Stock (appropriately adjusted for stock splits and the like) shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock: (a) issue or authorize shares of any class or series of stock having a preference or priority as to dividends or assets which is superior to the preferences or priorities of the Series A Preferred Stock;
(b) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock or (c) increase the number of shares of Series A Preferred Stock authorized hereby.

         Section 4. Conversion.

            (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date 90 days after the earlier of (a) such time as all shares of Series A Preferred Stock authorized hereby are issued and outstanding or (b) such time as the Corporation designates the termination of its Series A Preferred Stock financing in a writing executed by the President or Secretary of the Corporation (which writing shall be kept available at the principal offices of the Corporation), at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1000.00 (as adjusted for any stock split or similar event with regard to the Series A Preferred Stock) by 80 % of the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The "CONVERSION PRICE" shall be equal to the value of one share of the Corporation's Common Stock determined as follows:

               (i) If traded on a securities exchange or the National Market System or SmallCap Market of the National Association of Securities Dealers, Inc., the value shall be deemed to be the average of the closing prices of the securities on such exchange over the five (5) trading day period one (1) day prior to the date of determination;

               (ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the five (5) trading day period ending one (1) day prior to the date of determination; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation as of the date of determination.

            (b) Each share of outstanding Series A Preferred Stock shall, without any action by the holders thereof, automatically convert into shares of the Corporation's Common Stock pursuant to the terms of subparagraph (a) hereof immediately prior to the occurrence of any of the following events:

               (i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the total voting power represented by the Corporation's then outstanding voting securities in a transaction approved by the Board of Directors of the Corporation; or

               (ii) A merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Corporation of a plan of complete liquidation of the Corporation or of an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

            (c) Upon conversion, all declared and unpaid dividends on the Series A Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Common Stock, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the Conversion Price.

            (d) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Series A Preferred Stock held by such holder such that the maximum number of whole shares of Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same, provided, however, that in the event of an automatic conversion pursuant to subparagraph (b) hereof, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

            (e) The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to the event triggering such conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         Section 5. Reacquired Shares. Any shares of Series A Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion or acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Corporation's Certificate of Incorporation, as then amended.

         Section 6. Liquidation, Dissolution or Winding Up.

            (a) In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to or upon any shares of Common Stock, from the available net assets of the Corporation, the holders of Series A Preferred Stock shall receive, pari passu, for each share of such stock then held, property or cash in an amount equal to the sum of (i) $500.00 per share of Series A Preferred Stock (as originally issued and appropriately adjusted for stock splits and the like) plus (ii) all declared but unpaid dividends thereon, if any, through the date of such payment. If upon any dissolution, liquidation or winding up of the Corporation, the net assets available for distribution to the Corporation's stockholders pursuant to this subparagraph (a) shall be insufficient to permit payment to the holders of Series A Preferred Stock of the amount distributable as aforesaid, the entire net assets of the Corporation to be so distributed shall be distributed to the holders of Series A Preferred Stock, and as among such holders, in proportion to the number of shares of Series A Preferred Stock held by each.

            (b) Upon any such liquidation, dissolution or winding up, after the holders of Series A Preferred Stock shall have been paid in full the amount to which they shall be entitled pursuant to subparagraph (a) above, from the remaining net assets of the Corporation, the holders of Common Stock shall receive, pari passu, for each share of such stock then held, property or cash in an amount equal to the sum of (i) 50% of the Conversion Price as of the date of such distribution plus (ii) all declared but unpaid dividends thereon, if any, through the date of such payment. If upon any dissolution, liquidation or winding up of the Corporation, and following the distribution set forth in subparagraph (a) hereof, the remaining net assets available for distribution to the Corporation's stockholders pursuant to this subparagraph (b) shall be insufficient to permit payment to the holders of Common Stock of the amount distributable as aforesaid, the entire remaining net assets of the Corporation to be so distributed shall be distributed to the holders of Common Stock, and as among such holders, in proportion to the number of shares of Common Stock held by each.

            (c) Upon any such liquidation, dissolution or winding up, after the holders of Series A Preferred Stock and Common Stock shall have been paid in full the amounts to which they shall be entitled pursuant to subparagraphs (a) and (b) above, the holders of Common Stock and Series A Preferred Stock shall receive the remaining net assets of the Corporation available for distribution pro rata in proportion to the number of shares of Common Stock held by them or issuable to them upon conversion of Series A Preferred Stock as of the date five days prior to such distribution.

         Section 7. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         Section 8. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

         RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

         We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

         Executed at _______________ on ____________ ____, 1998.




                            --------------------------------------------------
                            Patrick Grady, President




                            --------------------------------------------------
                            Elizabeth Gasper, Secretary